Exhibit 99.1

FOR IMMEDIATE RELEASE

November 2, 2004

Owens & Minor Promotes Scott W. Perkins to

Senior Vice President, Sales & Distribution

Richmond, VA....(NYSE-OMI) Owens & Minor announced today that it has named Scott W. Perkins to serve as Senior Vice President, Sales & Distribution. Perkins, who joined Owens & Minor in 1987, will assume the post effective January 1, 2005. In this position, Perkins, 48, will oversee the company’s four regional vice presidents, who have responsibility for management and sales in the company’s 42 distribution facilities nationwide. Perkins will also take on responsibility for the corporate sales and marketing teams.

“We are excited that Scott Perkins is joining our senior leadership team,” said Craig R. Smith, President & Chief Operating Officer of Owens & Minor. “He began his Owens & Minor career 17 years ago in the warehouse, and since then, has served in many key sales and operations positions. Scott’s firsthand experience in our company, along with his knowledge of our customers’ needs, will serve us well as we move into the future.”

Perkins most recently served as Regional Vice President, West, where he was responsible for the company’s western distribution centers and approximately $1 billion in annual sales. During his 17-year career at Owens & Minor, Perkins has served in a variety of positions, starting as an order picker in an Owens & Minor warehouse. After serving as an operations manager, then later as an area director of operations, Perkins was then named Area Vice President, Mountain States. Perkins has a proven track record as a manager, salesman and operations expert.

Perkins, a native of California, earned a Bachelor of Arts in 1979 from Lewis and Clark College in Portland, Oregon. He and his family will relocate to the Richmond, Virginia area, where Owens & Minor’s corporate headquarters is located.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations and the federal government. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Contact: Trudi Allcott, manager of investor communications, 804-935-4291.